UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

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On Deck Capital, Inc.

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The following is a press release issued by On Deck Capital, Inc., on April 17, 2020.

OnDeck Response to Shareholder Request

NEW YORK, N.Y., April 17, 2020 - OnDeck® (NYSE: ONDK), the leader in online lending to small business, today announced that its lead independent director sent an email response, on behalf of the entire board, on April 13, 2020 to shareholder Voce Capital Management, LLC, or Voce. The email, which is included below, was in response to a request received from Voce on April 10, 2020 for OnDeck to take immediate action to de-stagger the OnDeck Board of Directors, despite the shareholder proxy proposal deadline having passed and the proxy statement having been mailed to shareholders. In the email, Voce was informed that the Company currently intends to include a proposal to de-stagger the Board at the 2021 annual shareholder meeting.
OnDeck values the input of all shareholders, including Voce, with whom our Board and management team have actively engaged numerous times over the past year and has taken several actions aligned with the input of Voce and other shareholders. The company was recently approved to participate as a direct lender in the Paycheck Protection Program and is currently focused on navigating this unprecedented environment to deliver value for all shareholders.
We believe that the three OnDeck directors who are up for election at the Annual Meeting, Noah Breslow, Jane J. Thompson and Ronald F. Verni, are highly qualified directors who bring leadership and important expertise to our Board and we recommend shareholders vote FOR all three directors at the upcoming annual meeting.
The following is the full text of the email sent to Voce on April 13, 2020:
Dear Dan,

On behalf of the entire Board, we also trust that you and your family continue to be safe during these trying times.

We appreciate hearing your perspectives, as well as those of our other shareholders, as we pursue our shared objective of enhancing shareholder value. Management has viewed your prior interactions as quite constructive and, in fact, over the past year we have taken several actions that were aligned with your input, including commencing a share buyback program and articulating long term financial targets.

As we’ve discussed, our Board strongly believes in a corporate governance model that is aligned with the best interests of our shareholders, and regularly evaluates potential governance improvements. As such, our Board met to consider your request that we include a new proposal to de-stagger the Board at the upcoming annual shareholder meeting scheduled for May 7th.

We are operating in the midst of a worldwide pandemic that has raised significant and unprecedented challenges to small businesses. This, in turn, necessitates substantial modifications to our core business that require, and have received, the undivided attention of the Board and management. Revising our proxy statement at this time - nearly a month after our definitive proxy was filed and just a few weeks before the shareholder meeting - would create additional costs and would require redirecting the time and resources of critical staff, neither of which would be beneficial to our near term needs to manage through this crisis. It would also would likely result in delaying our shareholder meeting, which we do not believe is prudent in the current environment. We have previously discussed and agree that there are benefits to de-staggering the Board, and we currently intend to include a proposal to that effect in our 2021 proxy statement.

For now, we must remain laser-focused on our core business - providing much needed financing to small businesses - which we believe is the best way to create value for our shareholders while serving our community during this worldwide pandemic.

As noted in our 8-K filing of March 23, we are executing on a few critical near-term priorities during this pandemic:

•	Maintaining continuity of operations and ensuring the safety and well-being of our staff;

•	Serving our small business customers and taking actions to help them manage through this unprecedented environment and mitigate potential credit losses;

•	Continuing to take actions to protect liquidity, manage credit risks, and reduce costs

In addition, we plan to participate in and support government stimulus programs for small businesses, most notably the Paycheck Protection Program, through partnerships with SBA bank lenders as well as direct lending if approved by the Small Business

Administration. These programs will be beneficial to OnDeck’s customers and the performance of our business during this critical time for the economy, and the team is working around the clock to stand these programs up. We will be providing updates on our participation in this program, along with our operating results and changes we have made in response to the pandemic, when we announce first quarter results on April 30.

Given our substantial agreement on this and other perspectives you’ve shared, and the challenging environment we all face over the coming weeks and months, we are disappointed that you would consider a public fight (as indicated in your prior email) at this time. This would be unnecessarily distracting for the OnDeck team and value destructive for our shareholders. We welcome a continued constructive dialogue with you for the benefit of all OnDeck shareholders.

Best regards,
/s/ Daniel S. Henson
Lead Independent Director

As previously announced, OnDeck will release its financial results for the first quarter of 2020 on April 30, 2020. The company also previously announced that due to ongoing concerns related to the coronavirus or COVID-19, and to support the health and wellbeing of our shareholders, the 2020 Annual Meeting of Shareholders on May 7, 2020 will be held solely by remote communication, in a virtual only format. As described in the proxy materials previously distributed, shareholders of record as of the close of business on March 9th, 2020 can attend the Annual Meeting at www.meetingcenter.io/218473713 by entering the password ONDK2020. Shareholders of record will need to provide the control number found on their proxy card to be admitted to the meeting. If you are a stockholder of record, your control number can be found on your proxy card. Once admitted, you may submit questions and vote during the Annual Meeting by following the instructions that will be available on the meeting website.

If you were a beneficial owner of our common stock as of the close of business on March 9, 2020 and you want to attend the Annual Meeting, you must register in advance by submitting a legal proxy from your broker, bank, trustee or other nominee reflecting your Company holdings along with your name and email address to Computershare at legalproxy@computershare.com or by mail to: Computershare, On Deck Capital, Inc. Legal Proxy, P.O. Box 43001, Providence, RI 02940-3001. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on May 5, 2020.

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About OnDeck
OnDeck (NYSE: ONDK) is the proven leader in transparent and responsible online lending to small business. Founded in 2006, the company pioneered the use of data analytics and digital technology to make real-time lending decisions and deliver capital rapidly to small businesses online.  Today, OnDeck offers a wide range of term loans and lines of credit customized for the needs of small business owners.  The company also offers bank clients a comprehensive technology and services platform that facilitates online lending to small business customers through ODX, a wholly owned subsidiary. OnDeck has provided over $13 billion in loans to customers in 700 different industries across the United States, Canada and Australia. The company has an A+ rating with the Better Business Bureau and is rated 5 stars by Trustpilot. For more information, visit www.ondeck.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other legal authority. Forward-looking statements can be identified by words such as "will," "enables," "targets," "expects," "intends," "may," "allows," "plans," "continues," "believes," "anticipates," "estimates" or similar expressions. These include statements regarding the impact of global economic, political, market, health and social events or conditions, including the impact of the COVID-19 outbreak, macro-economic and other external factors. They are based only on our current beliefs, expectations and assumptions regarding the future of our business, anticipated events and trends, the economy and other future conditions. As such, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and in many cases outside our control. In particular, the consequences of the COVID-19 outbreak to economic conditions and our industry in general are changing rapidly and present material uncertainty with respect to our financial position and operating results. Therefore, you should not rely on any of these forward-looking statements. Our expected results may not be achieved, and actual results may differ materially from our expectations.

Important factors that could cause or contribute to such differences include risks relating to: (1) our ability to maintain continuity and productivity in our business operations given our transition to a remote workforce; (2) changes in our loan originations volume, collections activities and our customers' ability to repay amounts borrowed under our term loan, line of credit or equipment finance products; (3) disruption and volatility in the global capital markets which increases the cost of capital and adversely impacts our access to capital from committed facilities and lenders, and our ability to maintain adequate liquidity; (4) recent and future changes to our underwriting standards and other operating policies and procedures and whether those changes work as intended; (5) the impact of the COVID-19 outbreak on our business partners, vendors and other third parties and their ability to perform under contractual or other arrangements; (6) our ability to estimate future performance of our businesses, particularly over the near- to medium-term due to uncertainty surrounding COVID-19; (7) the ability of our customers to perform, including in making timely payments, due to disruptions in their supply chains; (8) changes in our growth strategies or strategic initiatives, including our ability to pursue a bank charter, introduce new products or features, expand our platform to other lenders through ODX, expand into international markets and engage in business development activities; (9) our ability and willingness to make repurchases of our common stock under our previously announced share repurchase program; (10) worsening economic conditions that may result in decreased demand for our loans or services and increase our customers' default rates; (11) supply and demand driven changes in credit and increases in the availability of capital for our competitors that negatively impacts our loan pricing; (12) our ability to accurately assess creditworthiness and forecast and reserve for loan losses given the dynamic environment and our recent adoption of CECL; (13) the effectiveness of our efforts to identify, manage and mitigate our credit, market, liquidity, operational and other risks associated with our business and strategic objectives; (14) our reputation and possible adverse publicity about us or our industry, including actions we have taken or may take in response to the COVID-19 outbreak; (15) changes in federal or state laws or regulations, or judicial decisions, or other significant changes, including those related to the COVID-19 outbreak; and other risks, including those described in Part I - Item 1A. Risk Factors in our Annual Report on From 10-K for the year ended December 31, 2019, and other documents that we file with the Securities and Exchange Commission, or SEC, from time to time which are or will be available on the SEC website at www.sec.gov.

Additional Information
In connection with the solicitation of proxies for OnDeck’s 2020 annual meeting of shareholders, OnDeck has filed with the SEC a definitive proxy statement and an accompanying proxy card. SHAREHOLDERS OF ONDECK ARE STRONGLY URGED TO READ THE DEFINITIVE PROXY STATEMENT (AND ANY AMENDMENTS AND SUPPLEMENTS THERETO), AND ACCOMPANYING PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION. Shareholders may obtain the proxy statement, any amendments or supplements to the proxy statement and other documents as and when filed by OnDeck with the SEC without charge from the SEC’s website at www.sec.gov or OnDeck’s Investor Relations website at investors.ondeck.com.

Participants in the Solicitation
OnDeck, its directors and its executive officers may be deemed to be participants in the solicitation of proxies of OnDeck’s shareholders in connection with the matters to be considered at its 2020 annual meeting of shareholders. Information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the proxy statement and other materials filed with the SEC. These documents can be obtained free of charge from the sources indicated above.

Media Contact:
Jim Larkin
OnDeck
jlarkin@ondeck.com
P: 203-526-7457

Investor Contact:
Stephen Klimas
OnDeck
sklimas@ondeck.com
P: (646) 668-3582
OnDeck, the OnDeck logo, OnDeck Score, ODX and OnDeck Marketplace are trademarks of On Deck Capital, Inc. or its subsidiaries.